Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Departure of Sandy Sheldon, Chief Financial Officer
Vice President, Controller and Chief Accounting Officer Elizabeth Dreyer Appointed as Interim CFO Effective Immediately

St. Louis - December 12, 2017 - Edgewell Personal Care Company (NYSE: EPC) today announced that Sandy Sheldon, Chief Financial Officer, will be leaving the Company. Elizabeth Dreyer, Vice President, Controller and Chief Accounting Officer, will serve as Edgewell’s Interim CFO, effective immediately.
Edgewell has begun the process to identify and select a permanent CFO, and has retained a nationally recognized executive search firm. The search will be national in scope. Ms. Sheldon will remain with Edgewell through January 2018 to assist with her transition.
"On behalf of the entire Board of Directors and the management team, I want to thank Sandy for her leadership and contributions to Edgewell, and Energizer before that, particularly her efforts in helping to build a solid foundation for Edgewell during our successful transition to a standalone company. We wish her all the best in her future endeavors," said David Hatfield, Edgewell's Chief Executive Officer, President and Chairman of the Board. "I look forward to collaborating closely with Elizabeth and to working with the Board to find a successor to Sandy, while we remain focused on executing our strategic priorities during this period of rapid change and transformation for our Company and our industry.”

About Edgewell Personal Care
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic® and Bulldog® sun and skin care products; Playtex® infant feeding and Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.